WY Secretary of State
FILED: 03/06/2020 10:24 AM
Original ID: 2019-000846408
Amendment ID: 2020-002777591

ARTICLES OF AMENDMENT
TO
ARTICLES OF DOMESTICATION
OF
FOVEA JEWELRY HOLDINGS, LTD.

Pursuant to the provisions of Article 17 of the Wyoming Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Domestication.

1. The name of the corporation is: Fovea Jewelry Holdings, Ltd.

2. The Articles of Domestication of the Corporation are amended by adding the following text to the present article "13. Stockholder Consent":

> Any action required or permitted by Article 7 of the Wyoming Business Corporations Act, to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

3. The foregoing amendment was adopted by the board of directors and one shareholder of the corporation holding 1,000,000 shares of Series A Preferred Stock and 100,000,000 shares of common stock on January 17, 2020. The number of votes cast for the amendment was sufficient for approval of the amendment.

4. The foregoing amendment was duly approved by the shareholders in the manner required by the Wyoming Business Corporation Act and by the Articles of Incorporation of the corporation.

Signature: ______________________ Date: January 17, 2020
Name: Jianmin Zhang
Title: President